Exhibit 10.1

Notice of Grant of Stock Options and Award Agreement	SVB FINANCIAL GROUP ID: 94-2875288 3003 Tasman Drive Santa Clara, CA 95054
Grant Agreement:
Participant Name: ###PARTICIPANT_NAME###	Grant Name: ###GRANT_NAME###
Employee Number: ###EMPLOYEE_NUMBER###	Issue Date/Date of Grant: ###ISSUE_DATE###
Total Nonqualified Stock Options: Total ###DICTIONARY_AWARD_NAME###: ###TOTAL_AWARDS###	Expiry/Expiration Date: ###EMPLOYEE_GRANT_EXPIRY_DATE###
Plan: 2006 Equity Incentive Plan	Grant/Option Price: ###GRANT_PRICE###
###GRANT_PRICE_REM_START### ###GRANT_PRICE_REM_END###
###EMPLOYEE_GRANT_VEST_SCHEDULE_TABLE###	###EMPLOYEE_GRANT_NUMBER###

Effective on the Date of Grant listed above, you have been granted a Nonqualified Stock Option to buy Shares of SVB Financial Group (the “Company”) stock at the Option Price listed in the Grant Agreement above (the “Option”).

Shares in each period will become fully vested on the dates shown in the Vesting Schedule, subject to you continuing to be a Service Provider through each such date. Notwithstanding the foregoing, if your status as a Service Provider terminates as a result of your death or Disability, then 100% of the Shares subject to the Option will fully vest.

The Option and any Shares, cash, or other property acquired in connection with the exercise of the Option will be subject to the terms and conditions of any clawback policy adopted by the Company and as may be in effect from time to time, which will survive your termination as a Service Provider.

By your acceptance and the Company’s signature below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Company’s 2006 Equity Incentive Plan and this Global Nonstatutory Stock Option Award Agreement, including any country appendix, all of which are attached and made a part of this document.

###HR_SIGNATURE###
SVB Financial Group	Date

Participant Name	Date

SVB FINANCIAL GROUP

GLOBAL NONSTATUTORY STOCK OPTION AWARD AGREEMENT

                SVB Financial Group (the “Company”), pursuant to its 2006 Equity Incentive Plan, as amended from time to time (the “Plan”) and this Global Nonstatutory Stock Option Award Agreement, including any country-specific terms and conditions for your country set forth in the Appendix for Non-U.S. Participants (the “Appendix”) attached hereto as Appendix A (together with the Global Nonstatutory Stock Option Award Agreement, the “Award Agreement”) has granted to Participant an Option to purchase shares of the Common Stock of the Company (“Shares”).  This Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

               Defined terms not explicitly defined in this Award Agreement shall have the same definitions as in the Plan or in the Notice of Grant of Stock Options (“Notice of Grant”), to which this Award Agreement is attached.

                The details of your Option are as follows:

1.             TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION.  The total number of Shares subject to this Option is set forth in the Notice of Grant.

2.             VESTING.  Subject to the limitations contained herein, the Option will vest (become exercisable) as set forth in the Notice of Grant until either (i) you cease to be a Service Provider for any reason, or (ii) this Option becomes fully vested. Notwithstanding the foregoing, if your status as a Service Provider terminates as a result of your death or Disability, then 100% of the Shares subject to the Option will fully vest. In the event of your termination as a Service Provider (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), (i) your right to vest in this Option under the Plan, if any, and (ii) the period (if any) during which you may exercise this Option shall be measured by the date upon which your employment with your employer (the “Employer”) and any notice period has ended. For the avoidance of doubt, employment shall include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the other terms of your employment agreement, if any. The Committee shall have the exclusive discretion to determine when you are no longer employed for purposes of the Option.

3.             OPTION PRICE AND METHOD OF PAYMENT.

(a)           Option Price.  The Option Price per Share is the price set forth in the Notice of Grant, such price being not less than one hundred percent (100%) of the fair market value of the Common Stock on the Date of Grant of this Option.

(b)           Method of Payment.  Payment of the Option Price per Share is due in full upon exercise of all or any part of each installment which has accrued to you.  You may elect, to the extent permitted by Applicable Laws, to make payment of the Option Price under one of the following alternatives:

(i)            Payment of the Option Price per Share in cash (including check) at the time of exercise;

(ii)           For U.S. taxpayers only, provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned Shares, held for the period required to avoid a charge to the Company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise;

(iii)             Consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(iv)         Payment by a combination of the methods of payment permitted by Section 3(b)(i), (ii), and (iii) above.

4.             WHOLE SHARES.  This Option may only be exercised for whole Shares.

5.             SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state, or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state, or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

6.             TERM.  The term of this Option commences on the Date of Grant and expires on the Expiration Date, unless this Option expires sooner as set forth below or in the Plan.  In no event may this Option be exercised on or after the Expiration Date.  This Option shall terminate prior to the Expiration Date as follows:  three (3) months after your termination as a Service Provider unless one of the following circumstances exists:

(a)           Your termination as a Service Provider is due to your Disability.  This Option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination.

(b)           Your termination as a Service Provider is due to your death.  This Option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death.

(c)           Your termination as a Service Provider is due to Cause (as defined in the Plan).  This Option will then expire on the date of such termination.

(d)           If during any part of such three (3)-month period you may not exercise your Option solely because of the condition set forth in Section 5 above, then your Option will not expire until the earlier of the Expiration Date set forth above or until this Option shall have been exercisable for an aggregate period of three (3) months after your termination as a Service Provider.

(e)           If your exercise of the Option within three (3) months after your termination as a Service Provider would result in liability under Section 16(b) of the Exchange Act, then your Option will expire on the earlier of (i) the Expiration Date set forth above, or (ii) the tenth (10th) day after the last date upon which exercise would result in such liability.

                However, this Option may be exercised following your termination as a Service Provider only as to that number of Shares as to which it was exercisable on the date of termination under the provisions of Section 2 of this Option.

7.             EXERCISE.

(a)           This Option is exercisable by (i) delivery of an exercise notice, in the form and manner determined by the Administrator, or (ii) following an electronic or other exercise procedure prescribed by the Administrator, which in either case shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. Participant shall provide payment of any applicable Tax-Related Items (as defined in Section 10, herein) arising in connection with such exercise. This Option shall be deemed to be exercised upon receipt by the Company of a fully executed exercise notice or completion of such exercise procedure, as the Administrator may determine in its sole discretion, accompanied by any applicable Tax-Related Items (as defined in Section 10, herein).

(b)           By exercising this Option you agree that, as a precondition to the completion of any exercise, you must satisfy the Tax-Related Items in accordance with Section 10, herein.

 8.             TRANSFERABILITY.

(a)           This Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(b)           The terms of this Award Agreement (including, without limitation, Section 6(b) relating to termination as a result of death) shall apply to your beneficiaries (provided such beneficiaries have been designated prior to your death in a form acceptable to the Administrator) and executors and administrators including the right to agree to any amendment of the applicable Award Agreement.

(d)           An Option shall be exercised only by you (or your attorney in fact or guardian) or, in the case of your death, by the executor or administrator, and no Shares shall be issued by the Company unless the exercise of an Option is accompanied by sufficient payment, as determined by the Company, to meet the Tax-Related Items (as defined in Section 10, herein) on such exercise or by other arrangements satisfactory to the Committee to provide such payment.

9.    ACKNOWLEDGMENTS. You acknowledge and agree to the following:

•	the Plan is discretionary in nature and the Administrator may amend, suspend, or terminate it at any time;

•
the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of the options even if options have been granted in the past;

•	all determinations with respect to future Option or other grants, if any, will be at the sole discretion of the Administrator;

•	your participation in the Plan is voluntary;

•
this Option and any Shares acquired under the Plan and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

•	the future value of the Shares is unknown, indeterminable, and cannot be predicted with certainty;

•	if the underlying Shares do not increase in value, this Option will have no value;

•	if you exercise this Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the Option Price;

•
this Option and any Shares, cash, or other property acquired in connection with the exercise of the Option will be subject to the terms and conditions of any clawback policy adopted by the Company and as may be in effect from time to time, which will survive your termination as a Service Provider;

•
neither the Plan nor the Option shall be construed to create a right to employment or be interpreted as forming an employment or service contract with the Company, your Employer or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your status as a Service Provider (if any);

•
no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of your status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

•
unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Award Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

•	the following provisions apply only if you are providing services outside the United States:

▪	this Option and the Shares subject to this Option, and the income from and value of the same, are not part of normal or expected compensation or salary for any purpose; and

▪
neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to you pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

10.    WITHHOLDING OF TAXES. The Company or one of its Affiliates shall assess tax and social insurance liability and requirements in connection with your participation in the Plan, including, without limitation, income tax, social insurance, payroll tax, fringe benefit tax, payment of account or other tax related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company or if different, the Employer, you hereby acknowledge and agree that the Tax-Related Items liability is and remains your responsibility and liability.
You acknowledge that the Company’s obligation to issue Shares or make payment in connection with the Option shall be subject to satisfaction of the Tax-Related Items liability. By your acceptance of the Option, you authorize the Company, the Employer or any brokerage firm determined acceptable to the Company to sell on your behalf a whole number of Shares from those Shares issued to you as the Company determines to be sufficient to satisfy the obligation for Tax Related Items unless such method of exercise is not available to you under the terms of the Appendix or as otherwise determined by the Company. Alternatively, or in addition thereto, you further authorize the Company or the Employer to satisfy the Tax-Related Items withholding liability by deducting an amount from your wages or from other cash compensation to be paid to you by the Company or the Employer. If authorized by the Company, employees who are U.S. taxpayers residing in the United States also may exercise the Option through Share attestation. The Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. Finally, you agree to pay the Company or the Employer any Tax-Related Items withholding liability that cannot be satisfied by one of the methods of exercise set forth in this Award Agreement and authorized under the Plan.
11.    [RESERVED.]
12.    COMPLIANCE WITH APPLICABLE LAWS. The vesting and exercise of the Option under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Affiliate) and you with all Applicable Laws.
13.    ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future Options that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Award Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind you and the Company to all of the terms and conditions set forth in the Plan, this Award Agreement and/or such other documents.
14.    NOTICES.  Any notices provided for in this Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.
15.    GOVERNING PLAN DOCUMENT.  This Option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this Option and those of the Plan, the provisions of the Plan shall control.
16.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
17.    AGREEMENT SEVERABLE. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
18.    LANGUAGE. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Award Agreement. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.    APPENDIX. Notwithstanding any provisions in this Award Agreement, if you reside outside the United States at any time during the life of this Option, your participation in the Plan shall be subject to the Appendix for Non-U.S. Participants attached hereto as Appendix A. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
20.    GOVERNING LAW AND VENUE. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option is made and/or to be performed.
21.    IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, this Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.    INSIDER TRADING/MARKET ABUSE RESTRICTIONS. By accepting the Option, you acknowledge that you are bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. You further acknowledge that, depending on your or your broker’s country or the country in which the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Options) or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
23.    FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. Depending on your country, you may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect your ability acquire or hold Options or Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside your country. The applicable laws of your country may require that you report such Options, Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to your country within a certain time period or according to certain procedures. You acknowledge that you are responsible for ensuring compliance with any applicable requirements and should consult your personal legal advisor to ensure compliance with applicable laws.
24.    WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other participant.

 Notice of Exercise

SVB Financial Group
Attn:  Stock Administration
80 E Rio Salado Parkway Suite 600
Tempe, AZ 85281

I, _____________________ , elect to exercise the following SVB Financial Group stock option(s):

Grant	Grant	Type of	Number of Shares	Exercise Price	Aggregate
Number:	Date:	Option:	to be Exercised:	Per Share:	Exercise Price:

		NQ		$	$
NQ
NQ
$

TYPE OF EXERCISE:

☐ CASH(1)	☐ CASHLESS (Sale of underlying shares of option to pay exercise price)		☐ STOCK(1)(2) (For U.S. taxpayers only - use already-held shares to pay exercise price)
	☐ Sell shares	☐ Sell all shares listed above	Attach Share Attestation Form

 BROKER INFORMATION (if applicable):

Firm:	DTC #	Account #
Contact Person:	Phone:	Fax:

☐    I authorize my broker to pay SVB Financial Group the aggregate exercise price.  For non-qualified (NQ) shares, I also authorize my broker to pay Silicon Valley Bank for the applicable taxes owed.

DELIVERY INSTRUCTIONS:
            ☐  Mail certificate to my home address.                          ☐  Deliver electronically to my Broker.

I will (i) provide any additional documents you require pursuant to the terms of the Award Agreement, (ii) pay any withholding taxes resulting from exercise of a NQ stock option.

Very truly yours,

SS#:
Signed
Telephone:
Address

Date:

(1)  The Effective Date of cash and stock exercises is the day cash, stock, or Share Attestation Form is received by Stock Administration, unless otherwise notified by Stock Administration as a result of insider trading restrictions.  If delivery is made by US Mail (or overnight courier) the Effective Date is the postmark date (or pick-up date).  The value of shares remitted for stock transactions is based on the closing stock price on the Effective Date.

(2)  Attested shares must meet certain requirements.

Share Attestation Form for U.S. Taxpayers

SVB Financial Group
Attn:  Stock Administration
80 E Rio Salado Parkway Suite 600
Tempe, AZ 85281

I will use shares of SVB Financial Group (the “Company”) common stock I already own to pay the exercise price on the stock options identified on the attached Notice of Exercise.  I will not deliver the shares.  The Company will subtract the number of shares required to pay the exercise price from the underlying shares I am entitled to receive from the stock option and send me the balance.

1.  I certify that I own ___________ shares of SVB Financial Group common stock (the “Attested Shares”) which I tender to pay part or all of the stock option exercise price.  I hold the Attested Shares (check one):

☐      individually.  A photocopy of the stock certificate(s) is attached.
☐      jointly as ___________ .  A photocopy of the stock certificate(s) is attached.
☐      in a brokerage account in the name(s) of ___________ .  A photocopy of a brokerage statement from the preceding two months showing the Company stock is attached. (Note:  Irrelevant information related to other investments may be blocked out.)

2.  I certify that (check all that apply):

☐      the Attested Shares are NOT held by a trustee or custodian in an IRA account or any tax deferral plan.
☐      I have owned the Attested Shares for AT LEAST SIX MONTHS and did not acquire them in a stock-for-stock transaction during that six months.
☐      the Attested Shares were originally acquired through an incentive stock option (ISO) exercise and

☐ I have owned ___________ shares for AT LEAST ONE YEAR; or

☐ I have owned ___________ shares for LESS THAN ONE YEAR (Note: Attesting ISO shares held less than one year triggers a disqualifying disposition of the Attested Shares.)

☐ the Attested Shares were purchased through the SVB Financial Group Employee Stock Purchase Plan (ESPP) and:
☐      I have owned ___________ shares for AT LEAST EIGHTEEN MONTHS; or
☐      I have owned ___________ shares for LESS THAN EIGHTEEN MONTHS (Note:  Attesting ESPP shares held  less than eighteen months triggers a disqualifying disposition of the Attested Shares.)

3.  Apply toward the option price:

☐
the maximum number of whole shares necessary  to pay the aggregate exercise price of my option.  I agree to settle any fractional share balance with the Company within 2 days of the Effective Date via check.

☐
the total number of whole shares represented by this attestation to pay for only part of the exercise price.  I agree to settle the remaining balance of the aggregate exercise price by check within 1 day of the Effective Date.

Although I will not be required to make actual delivery of the Attested Shares and I will retain full ownership of the Attested Shares, I represent that I (with the consent of the joint owner, if any) have the full power to deliver the Attested Shares to the Company for their benefit.

By signing, any joint owner consents to the exercise of the stock option(s) using Attested Shares and agrees with any representations made above pursuant to the Attested Shares.

Signature of Participant	Signature of any Joint Owner

Print Name	Print Name

Effective Date

APPENDIX A
SVB FINANCIAL GROUP
GLOBAL NONSTATUTORY STOCK OPTION AWARD AGREEMENT
APPENDIX FOR NON-U.S. PARTICIPANTS
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Option granted to you under the Plan if you are in one of the countries listed below. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you are currently residing and/or working or if you move to another country after receiving the Option, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to you. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Award Agreement.
Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of April 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise the Option or sell any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, or are considered a resident of another country for local law purposes, or if you transfer employment and/or residency to another country after the Option has been granted, the notifications contained herein may not be applicable in the same manner.
DATA PRIVACY PROVISIONS APPLICABLE TO PARTICIPANTS IN THE EUROPEAN UNION/EUROPEAN ECONOMIC AREA AND THE UK
To the extent that the Company collects, holds, uses or processes Personal Data (as defined below), it shall do so in accordance with its Privacy Notice for Employees. The following section shall be read so as to incorporate all relevant parts of the Company’s Privacy Notice for Employees:
Personal Data Subject to Processing. In addition to the types of personal data listed in the Privacy Notice for Employees, the Company collects, processes and uses the following types of personal data about the Participant in connection with this Award Agreement: details of any shares of stock or directorships held in the Company by the Participant, details of all Options or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in the Participant’s favour, which the Company receives from the Participant or the Employer (“Personal Data”).
Purposes and Legal Bases of Processing. The Company processes the Personal Data in accordance with the Company’s Privacy Notice for Employees. The Participant and the Company acknowledge that such Personal Data shall be controlled and processed by the Company for the purpose of performing its contractual obligations under this Award Agreement, granting Options, implementing and administering and managing the Participant’s participation in the Plan and that the Participant’s consent is not required for the collection, use or transfer of that Personal Data.
Stock Plan Administration Service Providers. In addition to the third parties set out in the Privacy Notice for Employees, the Company transfers Personal Data to Solium Capital, LLC and its affiliated companies (collectively, “Solium”), an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. The Company’s stock plan administrator acts as an independent data controller and will open an account for the Participant to receive and trade Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Participant’s local human resources representative.

CANADA
Terms and Conditions
The following provisions apply if the Participant is a resident of Quebec:

Language Consent.
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Authorization to Release and Transfer Necessary Personal Information.
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Affiliate and the plan administrators to disclose and discuss the Plan with their advisors and to record such information and to keep such information in your employee file.
Notifications
Securities Law Notification.
You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq market in the United States.
Foreign Asset/Account Reporting Information.
Foreign specified property, including Shares and other rights to receive Shares (e.g., the Option), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds CAD100,000 at any time during the year. Thus, the Option must be reported - generally at a nil cost - if the CAD100,000 cost threshold is exceeded because of other foreign specified property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 generally must be filed by April 30 of the following year. You should consult with your personal advisor to ensure compliance with the applicable reporting requirements.
CHINA
The following provision applies if you are not a PRC national but are working in the PRC. (If you are a PRC national residing in the PRC or the Company has otherwise determined that the State Administration of Foreign Exchange (“SAFE”) rules apply to you, please contact Stock Administration as you may have received this Award Agreement in error.)
Terms and Conditions
Exchange Control Requirements.
You understand and agree to comply with all exchange control restrictions imposed by the State Administration of Foreign Exchange (“SAFE”) or other exchange control authority in connection with the Option granted by the Company. You further agree to comply with any requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the People’s Republic of China (the “PRC”). You understand that it is your sole responsibility to comply with applicable exchange control restrictions in China.
GERMANY
Notifications
Exchange Control Information.
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. No report is required for payments less than €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for satisfying the reporting obligation.

ISRAEL
Terms and Conditions
The following provision applies to you if you are in Israel on the Date of Grant.
Trust Arrangement.
You understand and agree that the Option is offered subject to and in accordance with the terms of the Plan, Israeli Subplan (the “Subplan”), Award Agreement and Israel Beneficiary 102 Undertaking. You understand that the Option shall be allocated under the provisions of the track referred to as the “Capital Gain Route,”

according to Section 102(b)(2) and 102(b)(3) of the Israeli Income Tax Ordinance (“Section 102”) and shall be held by the trustee for the periods stated in Section 102. You hereby confirm that you have: (i) read and understand the Plan, Subplan, Award Agreement and Israel Beneficiary 102 Undertaking; (ii) received all the clarifications and explanations that you have requested; and (iii) had the opportunity to consult with your advisers before accepting the Award Agreement. In the event of any inconsistencies between the provisions of this Israeli Appendix and the Award Agreement, the provisions of this Appendix shall govern the Option and any Shares and in no event shall any term require shareholder approval as set out in Section 21(b) of the Plan.
Limited Transferability.
This provision supplements Section 8 of the Award Agreement:
As long as the Option or any issued Shares are held by the Trustee on your behalf, all of your rights over the Option or the Shares are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or the laws of descent and distribution.
Subject to the provisions of the Plan, Section 102 and any rules or regulations or orders or procedures promulgated thereunder, to obtain favorable tax treatment for Capital Gain Route awards, you may not sell or release from trust any Shares received upon exercise of the Option and/or any Shares received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the holding period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the holding period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder will apply to and will be borne by you.
Issuance of Shares.
If the Shares are to be issued during the holding period, such Shares shall be restricted and will be held by the Trustee on your behalf. In the event that the Shares are to be issued after the expiration of the holding period, you may elect to have the Shares issued and delivered directly to you, provided that you first comply with any Tax-Related Items stipulated under this Award Agreement to the Trustee’s and the Company’s satisfaction, or in trust on your behalf to the Trustee.
Withholding of Taxes.
This provision supplements Section 10 of the Award Agreement:
You hereby agree to indemnify the Company (or any Affiliate) and/or the Trustee and hold them harmless against and from any and all liability for any Tax-Related Items and other amounts, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such amounts from any payment made to you. Any reference to the Company or the Employer shall include a reference to the Trustee. You hereby undertake to release the Trustee from any liability in respect of any action or decisions duly taken and bona fide executed in relation to the Plan or any options or Shares acquired under the Plan. You agree to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Israeli Income Tax Ordinance.
You shall not be liable for the Employer’s components of payments to the national insurance institute, unless otherwise agreed by you and allowed by applicable tax laws. Furthermore, you agree to indemnify the Company, the Employer and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon that you have agreed to pay, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to you for which you are responsible.
Notwithstanding anything to the contrary in the Award Agreement, no Tax-Related Items will be settled by withholding Shares, unless the ITA approves otherwise in writing.

Governing Law.
This section supplements Section 21 of the Award Agreement:
To the extent any covenant, condition, or other provision of the Award Agreement and your rights hereunder are intended to be rights granted under Section 102 and therefore determined to be subject to Israeli law, such covenant, condition, or other provision of the Award Agreement shall be subject to applicable Israeli law, but shall in no way affect, impair or invalidate any other provision of the Award Agreement, and the applicability of the Plan to such covenant, condition, or other provision of the Award Agreement.
Written Acceptance.
You must print, sign and deliver the signed copy of the Israel Beneficiary 102 Undertaking within 45 days to: 80 E Rio Salado Parkway Suite 600, Tempe, AZ 85281, Attn: Stock Administration. If the Company does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the Option may not qualify for preferential tax treatment.
The following provision applies if you transfer into Israel after the Date of Grant.

Exercise.

The following provision supplements Section 7 of the Award Agreement.

At the discretion of the Company, you will be restricted to exercising your Option using a cashless sell-all exercise method, pursuant to which all Shares are sold immediately upon exercise of the Option and you receive the sale proceeds less the Option Price, Tax-Related Items and any applicable broker fees or commissions. In this case, you will not be entitled to hold any Shares acquired at exercise.

SVB FINANCIAL GROUP
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
ISRAEL BENEFICIARY 102 UNDERTAKING

If you have not already executed an Israel Beneficiary 102 Undertaking in connection with grants made under the Israeli Subplan, you must print, sign and deliver the signed copy of this Israel Beneficiary 102 Undertaking within 45 days to: 80 E Rio Salado Parkway Suite 600, Tempe, AZ 85281, Attn: Stock Administration. If SVB Financial Group does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the Option may not qualify for preferential tax treatment.

1.
I hereby agree that any shares (the “Shares”) (as defined by Section 102 of the Income Tax Ordinance [New Version], 1961) (the “Tax Ordinance”) issued to me by SVB Financial Group according to and under the terms and conditions of the Plan and the Israeli Subplan adopted by SVB Financial Group as of January 8, 2014 (collectively, the "Plan") are granted to me to qualify under the capital gain tax treatment in accordance and pursuant to Section 102(b)(2) of the Tax Ordinance after 132 amendment (“Section 102”) and the Income Tax Rules (Tax Relief upon the Allotment of Shares to Employees), 2003 (the “Rules”) unless I am otherwise notified subject to SVB Financial Group’s absolute discretion to change such election on future grants and subject to the Tax Authorities’ approval.

2.
I declare and confirm that I am familiar with the terms of Section 102, the Rules, and the implications and consequences of the chosen tax arrangement with respect to the Shares, and consent that all the terms and conditions set forth in Section 102 and the Rules, as shall be amended from time to time, shall apply to me and bind me.

3.
I hereby declare and confirm that I am familiar with the provisions of the trust agreement signed between SVB Israel Advisors Ltd. and Tamir Fishman Trusts 2004 Ltd., or its successor in interest (the “Trustee”) (the “Trust Agreement”), including the deed of trust, attached to the Trust Agreement and constitute an integral part thereto (“Deed of Trust”), and I consent that the Trust Agreement and the Deed of Trust shall fully bind me.

4.
Without derogating from the generality of the aforesaid, I agree that the Shares will be deposited in trust with the Trustee and be held in trust in accordance with Section 102, the Rules and the Trust Agreement.

5.
I hereby declare and consent that any and all the rights that I shall be entitled to with respect to the Shares, including, without limitation, dividend, bonus shares and shares issued pursuant to adjustments made by SVB Financial Group, shall be issued in the name of the Trustee and be deposited with the Trustee, and shall be subject to Section 102, the Rules and the Trust Agreement.

6.
Without derogating from the generality of the aforesaid, I acknowledge that during the “Holding Period” as determined by the Tax Ordinance I am prevented from selling the Shares, or releasing them from the Trustee, before the termination of the “Holding Period” and I understand the tax implications and consequences that may be applied as a result of breaching such obligation, as set by Section 102, which I am familiar with.

7.	If I will cease to be an Israeli resident or if my employment will be terminated for any reason, the Shares shall remain subject to section 102, the Rules and the Trust Agreement.

8.
I hereby agree that any tax liability whatsoever arising from the grant, vesting or exercise of any awards, sale of Shares, release of Shares from the Trustee or any other event or act with respect to the Shares granted to me, shall be borne solely by me. I declare and consent that the SVB Financial Group, SVB Israel Advisors Ltd. and/or the Trustee shall make any tax payment due, out of the proceeds of any sale of Shares, to any tax authority, according to Section 102, the Rules, the Trust Agreement or any other compulsory payments or applicable law.

9.
I understand that this grant of Shares under the capital gain track is conditioned upon the receipt, inter alia, of all required approvals from the tax authorities. Accordingly, to the extent that for whatever reason SVB Israel Advisors Ltd. shall not be granted an approval by the Israeli Tax Authorities under section 102, I shall bear and pay any and all taxes and any other compulsory payments applicable to the grant, exercise, sale or other disposition of options or stocks; I hereby declare and consent for the SVB Financial Group, SVB Israel Advisors Ltd. and/or the Trustee to deduct any tax payment due, out of the proceeds of any sale of Shares, for any payment to The tax authorities, according to the Rules, or any other applicable compulsory payments.

10.
I confirm that SVB Financial Group and/or the Trustee shall not be required to release any Shares or any proceeds deriving from the sale of Shares, to me, until all required tax payments according to section 102, the Rules and the Trust Agreement, including any other compulsory payments, or applicable law, have been fully assured.

11.
I acknowledge that the Trustee is not a tax advisor and it is recommended that I consult a tax advisor before I accept this letter, any restricted stock units vest, sell any Shares or release them from the Trustee, or any other act.

12.
I agree to indemnify SVB Financial Group, SVB Israel Advisors Ltd.and/or the Trustee and to hold them harmless against and from any and all liability for any damage and/or loss and/or expense that might occur regarding the tax liability and/or the execution of the Trust Agreement.

13.	I hereby agree to bear all the applicable fees and commissions involved in establishing and maintaining trust account in the Trustee’s name, and in performing any action in the trust account.

14.	I hereby agree to sign any document reasonably required at SVB Financial Group’s and/or the Trustee’s request.

15.
I hereby confirm that I read this letter thoroughly, received all the clarifications and explanations I requested, I understand the contents of this letter and the obligations I undertake in signing it.

____________________    _______________        ___________________
Name of the Beneficiary         I.D. Number             Signature

UNITED KINGDOM

Terms and Conditions

Withholding of Taxes.

The following provision supplements Section 10 of the Award Agreement:

Without limitation to Section 10 of the Award Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the immediately foregoing provision will not apply; instead, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You are responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which may also be recovered from you by any of the means referred to in Section 10 of the Award Agreement.